Exhibit 3.166

ARTICLES OF INCORPORATION

OF

RURAL/METRO OF SAN DIEGO, INC.

FIRST: The name of the Corporation is Rural/Metro of San Diego, Inc.

SECOND: The name of the Corporation’s initial agent for service of process in the State of California is C T Corporation System.

THIRD: The Corporation is authorized to issue only one class of shares of stock; and the total number of shares which the Corporation is authorized to issue is ten thousand (10,000), par value one cent ($.01) per share.

FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession, permitted to be incorporated by the California Corporations Code.

FIFTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 23rd day of April, 1997.

Steven M. Lee
Incorporator